Exhibit 99.1
OPKO Health Acquires Chilean Pharmaceutical Company
MIAMI, October 2, 2009 — OPKO Health, Inc. (NYSE Amex: OPK) today announced that it has entered into a definitive agreement to acquire Pharma Genexx S.A., a privately-held Chilean pharmaceutical company engaged in the representation, importation, commercialization and distribution of pharmaceutical products, OTC products and medical devices for the government, private and institutional markets. The closing of the transaction, subject to customary closing conditions, is expected to occur in the next several days.
OPKO will acquire Pharma Genexx S.A. for US $16 million in an all cash transaction from FASA, the largest drugstore chain in Latin America, and Laboratorios Volta S.A., a Chilean pharmaceutical company. Pharma Genexx started operations in 2006 and has since enjoyed continued growth in sales and profits. Pharma Genexx had sales of approximately US $11 million in 2008 and approximately US $7.6 million for the first six months of 2009.
Phillip Frost, OPKO’s Chairman and Chief Executive Officer, commented, “We believe this acquisition to be an excellent strategic fit for OPKO as we broadly expand into international markets. We plan to extend the range of therapeutic areas covered by our products while maintaining a position in ophthalmology.”
About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company involved in the discovery, development, and commercialization of proprietary pharmaceutical products, medical devices, vaccines, diagnostic technologies and imaging systems. Initially focused on the treatment and management of ophthalmologic diseases, OPKO has since expanded into other areas of major unmet medical need such as oncology, infectious diseases and neurological disorders.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding continued growth in sales and profit, our efforts to expand internationally and extend the range of therapeutic areas covered by our products, statements regarding our product development efforts, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including that the acquisition of Pharma Genexx may be delayed or may not be consummated at all, and that Pharma Genexx’s profitability and growth may not continue. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contacts:
Steven D. Rubin 305-575-6015